Exhibit 99.1

May 18, 2022
For 6:00 am ET Release

LOWE’S REPORTS FIRST QUARTER 2022 SALES AND EARNINGS RESULTS
— Consolidated Comparable Sales Decreased 4.0%; U.S. Comparable Sales Decreased 3.8% —
— Represents U.S. Comparable Sales Increase on a Two-Year Basis of 19.7% —
— First Quarter Diluted EPS of $3.51 —
— Affirms Fiscal 2022 Outlook —

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $2.3 billion, in line with prior-year results, and diluted earnings per share (EPS) of $3.51 for the quarter ended April 29, 2022, compared to diluted EPS of $3.21 in the first quarter of 2021.

Total sales for the first quarter were $23.7 billion compared to $24.4 billion in the first quarter of 2021, and comparable sales decreased 4.0%. Comparable sales for the U.S. home improvement business decreased 3.8% for the first quarter. Pro customer sales increased 20%.

“Our sales this quarter were in line with our expectations, excluding our outdoor seasonal categories that were impacted by unseasonably cold temperatures in April. Because 75% of our customer base is DIY, our Q1 sales were disproportionately impacted by the cooler spring temperatures. Now that spring has finally arrived, we are pleased with the improved sales trends we are seeing in May,” commented Marvin R. Ellison, Lowe’s chairman, president and CEO. “This quarter we delivered over 65 basis points of operating margin improvement, driven by our Total Home strategy and the execution of our Perpetual Productivity Improvement or PPI initiatives. Despite some increased uncertainty in the macro environment, we remain confident in the outlook for the home improvement market and our ability to deliver operating margin expansion in 2022. I would like to thank our front-line associates for their ongoing commitment to our customers and our communities.”

Capital Allocation
The company continues to execute a disciplined capital allocation strategy to deliver long-term, sustainable shareholder value. During the quarter, the company repurchased approximately 19 million shares for $4.1 billion, and it paid $537 million in dividends.

As of April 29, 2022, Lowe’s operated 1,971 home improvement and hardware stores in the United States and Canada representing 208 million square feet of retail selling space, and it serviced approximately 230 dealer-owned stores.

Lowe’s Business Outlook
The company is affirming its outlook for the operating results of Full Year 2022.

Full Year 2022 Outlook -- a 53-week Year (comparisons to full year 2021 -- a 52-week year)

•Total sales of $97 billion to $99 billion, including the 53rd week
•53rd week expected to increase total sales by approximately $1.0 billion to $1.5 billion
•Comparable sales expected to range from a decline of 1% to an increase of 1%
•Gross margin rate up slightly compared to prior year
•Depreciation and amortization of approximately $1.75 billion
•Operating income as a percentage of sales (operating margin) of 12.8% to 13.0%
•Interest expense of $1.0 to $1.1 billion
•Effective income tax rate of approximately 25%
•Diluted earnings per share of $13.10 to $13.60
•Total share repurchases of approximately $12 billion
•ROIC1 of over 36%
•Capital expenditures of approximately $2 billion

A conference call to discuss first quarter 2022 operating results is scheduled for today, Wednesday, May 18, at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s First Quarter 2022 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 19 million customer transactions a week in the United States and Canada. With fiscal year 2021 sales of over $96 billion, Lowe’s and its related businesses operate or service nearly 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe's and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price
1 Return on Invested Capital (ROIC) is calculated using a non-GAAP financial measure. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

appreciation or decreasing housing turnover, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	704-758-4345
	kate.pearlman@lowes.com	steve.j.salazar@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and (Accumulated Deficit)/Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	April 29, 2022		April 30, 2021
Current Earnings	Amount	% Sales	Amount	% Sales
Net sales	$23,659	100.00	$24,422	100.00
Cost of sales	15,609	65.97	16,292	66.71
Gross margin	8,050	34.03	8,130	33.29
Expenses:
Selling, general and administrative	4,303	18.19	4,494	18.40
Depreciation and amortization	445	1.88	391	1.60
Operating income	3,302	13.96	3,245	13.29
Interest – net	243	1.03	211	0.87
Pre-tax earnings	3,059	12.93	3,034	12.42
Income tax provision	726	3.07	713	2.92
Net earnings	$2,333	9.86	$2,321	9.50

Weighted average common shares outstanding – basic	660		718
Basic earnings per common share (1)	$3.52		$3.22
Weighted average common shares outstanding – diluted	662		720
Diluted earnings per common share (1)	$3.51		$3.21
Cash dividends per share	$0.80		$0.60

(Accumulated Deficit)/Retained Earnings
Balance at beginning of period	$(5,115)		$1,117
Net earnings	2,333		2,321
Cash dividends declared	(524)		(430)
Share repurchases	(4,061)		(2,910)
Balance at end of period	$(7,367)		$98

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,325 million for the three months ended April 29, 2022, and $2,312 million for the three months ended April 30, 2021.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	April 29, 2022		April 30, 2021
	Amount	% Sales	Amount	% Sales
Net earnings	$2,333	9.86	$2,321	9.50
Foreign currency translation adjustments – net of tax	(17)	(0.07)	102	0.41
Cash flow hedges – net of tax	219	0.93	24	0.10
Other	(2)	(0.01)	(1)	—
Other comprehensive income	200	0.85	125	0.51
Comprehensive income	$2,533	10.71	$2,446	10.01

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	April 29, 2022	April 30, 2021	January 28, 2022
Assets
Current assets:
Cash and cash equivalents	$3,414	$6,692	$1,133
Short-term investments	368	454	271
Merchandise inventory – net	20,239	18,382	17,605
Other current assets	1,590	1,288	1,051
Total current assets	25,611	26,816	20,060
Property, less accumulated depreciation	18,890	19,059	19,071
Operating lease right-of-use assets	4,131	3,886	4,108
Long-term investments	76	197	199
Deferred income taxes – net	33	213	164
Other assets	984	1,029	1,038
Total assets	$49,725	$51,200	$44,640

Liabilities and shareholders' (deficit)/equity
Current liabilities:
Current maturities of long-term debt	$121	$1,338	$868
Current operating lease liabilities	639	551	636
Accounts payable	13,831	13,964	11,354
Accrued compensation and employee benefits	1,190	1,312	1,561
Deferred revenue	2,094	2,022	1,914
Other current liabilities	3,956	3,705	3,335
Total current liabilities	21,831	22,892	19,668
Long-term debt, excluding current maturities	28,776	21,906	23,859
Noncurrent operating lease liabilities	4,061	3,925	4,021
Deferred revenue – Lowe's protection plans	1,137	1,050	1,127
Other liabilities	797	982	781
Total liabilities	56,602	50,755	49,456

Shareholders' (deficit)/equity:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 652 million, 715 million, and 670 million shares, respectively	326	358	335
Capital in excess of par value	—	—	—
(Accumulated deficit)/retained earnings	(7,367)	98	(5,115)
Accumulated other comprehensive income/(loss)	164	(11)	(36)
Total shareholders' (deficit)/equity	(6,877)	445	(4,816)
Total liabilities and shareholders' (deficit)/equity	$49,725	$51,200	$44,640

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	April 29, 2022	April 30, 2021
Cash flows from operating activities:
Net earnings	$2,333	$2,321
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	503	443
Noncash lease expense	135	124
Deferred income taxes	59	110
Loss/(gain) on property and other assets – net	4	(15)
Share-based payment expense	50	54
Changes in operating assets and liabilities:
Merchandise inventory – net	(2,646)	(2,123)
Other operating assets	(212)	(343)
Accounts payable	2,479	3,058
Deferred revenue	191	442
Other operating liabilities	81	421
Net cash provided by operating activities	2,977	4,492

Cash flows from investing activities:
Purchases of investments	(109)	(293)
Proceeds from sale/maturity of investments	132	347
Capital expenditures	(343)	(461)
Proceeds from sale of property and other long-term assets	10	64
Other – net	—	(134)
Net cash used in investing activities	(310)	(477)

Cash flows from financing activities:
Net proceeds from issuance of debt	4,964	1,988
Repayment of debt	(773)	(543)
Proceeds from issuance of common stock under share-based payment plans	1	9
Cash dividend payments	(537)	(440)
Repurchases of common stock	(4,037)	(3,038)
Other – net	(4)	4
Net cash used in financing activities	(386)	(2,020)

Effect of exchange rate changes on cash	—	7

Net increase in cash and cash equivalents	2,281	2,002
Cash and cash equivalents, beginning of period	1,133	4,690
Cash and cash equivalents, end of period	$3,414	$6,692